Exhibit 10.3

AMENDMENT 2
TO THE
FORBEARANCE AGREEMENT

This Amendment 2 (the “Amendment”) to the Forbearance Agreement dated October 6, 2011 as amended by the Amendment 1 dated November 17th, 2011(the "Agreement") is entered into this 30th day of November, 2011 by and among H. D. Smith Wholesale Drug Co. (“H.D. Smith”), Arcadia Resources, Inc. (“ARI”) and PrairieStone Pharmacy, LLC (“PrairieStone”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, on October 6, 2011, H.D. Smith, ARI and PrairieStone entered into the Agreement pursuant to which H.D. Smith agreed to forbear from enforcing its rights under the H.D. Smith Loan Agreements during the Forbearance Period; and

WHEREAS, on November 17, 2011, H.D. Smith further agreed by amendment to extend the Forbearance Period until November 30, 2011; and

WHEREAS, PrairieStone and ARI are finalizing the terms of an Asset Purchase Agreement with a potential purchaser to sell substantially all of the assets of PrairieStone to such purchaser; and

WHEREAS, H.D. Smith, PrairieStone and ARI have agreed it is in the best interest of the parties to amend the Agreement to extend the Forbearance Period;

NOW, THEREFORE, in consideration of the recitals above, which are incorporated into and made part of this Amendment, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, H.D. Smith, ARI and PrairieStone agree as follows:

1.     Section 1 of the Agreement shall be amended in its entirety to read as follows:

“From now until the earlier of (a) December 5, 2011, or (b) two (2) business days following the receipt of notification form the Potential Purchasers (as defined in Section 5 below) that each of them has terminated their due diligence or are no longer interested in pursuing the acquisition of assets of PrairieStone (the “Forbearance Period”), HDS will forbear from enforcing its rights under the Line of Credit and Security Agreement dated as of April 23, 2010 and related documents (collectively, the “Loan Documents”).

2.    Other

a.      All other terms and conditions of the Agreement shall remain in full force and effect and the Agreement together with the Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof.

b.      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile or pdf copies of signatures shall be deemed originals for all purposes hereof and a Party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

c.      The headings contained in this Agreement have been inserted for the convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.

H. D. Smith Wholesale Drug Co.		Arcadia Resources, Inc.

By:	/s/ Henry Dale Smith Jr.	By:	/s/ Marvin Richardson

Printed:	Henry Dale Smith Jr.	Printed:	Marvin Richardson

Title:	Chairman & CEO	Title:	CEO & President

PrairieStone Pharmacy, LLC

		By:	/s/ Marvin Richardson

		Printed:	Marvin Richardson

		Title:	CEO & President